Exhibit 23.1

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-119905) pertaining to the 2003 Stock Option Plan of Solomon Technologies, Inc. of our report dated August 17, 2006, with respect to the consolidated financial statements of Technipower LLC as of and for the years ended December 31, 2005 and 2004 included in this Form 8-K/A.

/s/ UHY LLP

Hartford, Connecticut October 4, 2006